Exhibit 10.1

Executive Short-Term Incentive Plan January 1, 2017

Executive Short-Term Incentive Plan

January 1, 2017

Adopted January 23, 2017

Executive Short-Term Incentive Plan

TABLE OF CONTENTS

WHAT ARE THE PLAN OBJECTIVES	1
WHEN IS THE PLAN EFFECTIVE	1
WHO IS ELIGIBLE	1
WHAT ARE THE INCENTIVE LEVELS	2
CAN I LOSE MY INCENTIVE	2
WHAT ARE THE PERFORMANCE TARGETS	3
WHAT ARE TIERS	4
WHAT ARE PERFORMANCE LEVELS & INCENTIVE FORMULAS	5
HOW IS THE INCENTIVE CALCULATED	7
WHEN IS THE INCENTIVE PAID	8
WHO ADMINISTERS THE PLAN	8

APPENDIX A – INCENTIVE SCHEDULE FOR MOST GOALS	9
APPENDIX B – INCENTIVE SCHEDULE FOR NET INCOME GOAL	10

Executive Short-Term Incentive Plan

What are the Plan Objectives?

■

To further the growth and financial success of Farmers Capital Bank Corporation by aligning the interests of the plan participants, through cash incentives, with the interests of the Bank’s shareholders.

■	To provide participants with an incentive for excellence in individual performance; and to promote teamwork among participants.

■	To motivate, attract, and retain the services of executives who make significant contributions to the Bank’s success.

■	To allow participants to share in the success of the Bank.

■	To communicate the drivers of success of the business.

■	To provide competitive levels of compensation.

■	To select performance goals that when achieved will result in additional profits and productivity improvements that provide for a self-funded incentive plan.

When is the Plan Effective?

■	January 1, 2017.

Who is Eligible?

■

The Bank’s philosophy is to establish competitive compensation programs that are designed to reward employees for the achievement of performance-based objectives. Rewards and participation in these programs are proportional to the individual’s level of responsibility in the organization.

■	The Compensation Committee of the Board of Directors determines participating employees as well as target awards.

■	All executives will be eligible for participation, excluding executives who were not employed the entire incentive period or are no longer employed on the payout date.

■

Executives who are participants as of January 1, 2017 will continue to be eligible during the Plan Year providing their performance meets or exceeds expectations and they are not placed on probation for any disciplinary action initiated within the plan year.

Executive Short-Term Incentive Plan

What are the Incentive Levels?

■	The incentive opportunity for eligible executive tiers as a percent of base salary for the targeted performance are as follows:

TIER	TARGET %
1	45%
2	30%
3	25%
4	20%
5	15%

■	The Target Incentive Percent for each Tier has been set at a level that will give the participant a realistic opportunity to achieve competitive total cash compensation.

■

Executive Short-Term Incentive Plan (E-STIP) incentives will be based on the participant’s base salary as of January 1, 2017. Any salary changes which occur after that date will not result in an increase or decrease in the participant’s E-STIP incentive opportunity for the fiscal year.

■	If a participant transfers between E-STIP tiers, the Bank will prorate the participant’s incentive based on the number of months worked in each group.

Can I lose my Incentive?

■	A participant who terminates employment during the calendar year forfeits the entire annual incentive payment for that year, unless determined otherwise by the BOD Chairman.

■	Employees who have received an annual performance rating of Needs Improvement will forfeit their right to any earned E-STIP incentive for the Plan Year.

■

Participants are expected to adhere to the policies and procedures of the Bank. The daily activities and behaviors of the Participants are expected to be consistent with their job duties and responsibilities as described in their job description. If in the judgment of Bank management a Participant is not satisfactorily performing their job responsibilities or satisfactorily achieving their objectives, the Bank may temporarily or permanently discontinue or prorate that Participant’s incentive payments under this Incentive Plan.

Executive Short-Term Incentive Plan

What are the Performance Targets?

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Performance targets for all participants will be based on one or more performance factors. The weight assigned to each performance factor will vary depending on the tier, location and nature of the participant’s position.

■	The bank-wide Net Income (NI) target or other corporate financial targets are approved by the Compensation Committee. All other business unit targets are linked to the corporate financial target.

■	Performance targets will be communicated to participants as soon as feasible following Compensation Committee approval and previous fiscal year result calculations.

■	Each Business Unit is responsible for appraising E-STIP participants on a periodic basis on how actual results compare to targeted performance levels.

■	Adjustments to Financial Targets

The annual financial targets used for E-STIP purposes will generally remain the same during the plan year. The Bank, however, reserves the right to adjust financial goals. Examples of situations that could or will result in an adjustment to a financial goal include:

1.

New Units / Groups: This applies to the financial target(s) for E-STIP Group(s) which are less than 5 years old. Reason: These are generally small units or units resulting from restructuring for which the Bank doesn’t have sufficient information to establish appropriate targets at the beginning of the fiscal year. E-STIP financial targets will be reviewed and finalized by Top Management no later than February 28th of each Fiscal Year.

2.

Non Recurring Events: There are a variety of situations that constitute a Non Recurring Event. For example, branch sales, significant restructuring, a corporate decision to take a one-time restructuring charge, etc. (unintended consequences; positive or negative) Executive Management, subject to Compensation Committee approval, will determine if such events are material enough to merit an adjustment to a previously established financial target.

Executive Short-Term Incentive Plan

What are Tiers?

Each participant, based on their assigned E-STIP Tier, will receive Performance Targets which total 100%. The goals for the first year of the plan are:

6% Loan Growth will be measured as the change of the 4th Quarter Averages in 2017 compared to the 4th Quarter Averages in 2016.

5% Core Deposit Growth will also be measured as the change of the 4th Quarter Averages in 2017 compared to the 4th Quarter Averages in 2016.

Annual Net Income of $16.6 million.

Efficiency Ratio below 68.1% for the year ended December 31, 2017 (adjusted for one-time restructuring costs).

The purpose of the tiers is to provide flexibility in the assignment of goals and goal weightings that more appropriately reflect the key performance metrics that executives within the tier can personally impact through their individual performance.

Note: Quarterly scorecards will be provided to measure progress towards these four key goals.

In addition to weighted goals each individual will also have qualifiers identified which clarify specific minimum expectations that must be met to be eligible for incentive earning opportunities. These qualifiers will be included in the eligibility notice provided at the beginning of the fiscal year.

In future years the goals, weightings and qualifiers may change to remain in alignment with the Bank’s strategic plans.

Executive Short-Term Incentive Plan

What are the Performance Levels and Incentive Formulas?

Financial goal results are divided into four different Performance Zones. Each zone has its own incentive formula. The Zones are described as follows:

☐     ZONE 1      BELOW THRESHOLD

■	The performance threshold is set at 75% for most goals and 90% for the Net Income goal. If actual results are below threshold for a goal then no incentive is earned for that goal.

☐     ZONE 2      BETWEEN THRESHOLD AND TARGET

■	Once threshold is reached, payout accelerates sharply between 75% or 90% and 100% of performance at a rate of 2.4% per percent of improvement.

☐     ZONE 3     TARGET

■	100% performance achievement results in 100% target payout

☐     ZONE 4     ABOVE ACCEPTABLE RANGE

■

Above 100% of performance the incentive opportunities climb gradually at greater than 1% payout for 1% performance achievement which encourages and provides greater rewards for above target performance.

-	INCENTIVE MAXIMUM

■	This new plan has a maximum incentive level or cap of 125% payout for any performance equal to or greater than 120% of target.

The chart below illustrates how the E-STIP incentive “Performance Factor” increases or decreases in relationship to Financial Performance (Variance to Target.)

Executive Short-Term Incentive Plan

ZONE	PERFORMANCE RANGE	FORMULA
1a	Performance Target <75%	No Incentive earned
1b	NI Performance Target <90%	No Incentive earned
2a	=75% to 99% performance	Begins at 40% and increases @ 2.4% rate
2b	=90% to 99% performance	Begins at 76% and increases @ 2.4% rate
3	=100% performance	100% payout
4	>100% to 120% performance	100% plus 1.25% for each additional percent

Executive Short-Term Incentive Plan

How is the Incentive Calculated?

These are examples showing how a Tier 4 participant’s incentive would be calculated in various situations. In each example, assume that the participant met their qualifier(s) and had a:

Base salary of:	$70,000

Target Incentive Award (%) of:	20%

Resulting in a Target Award of:	$14,000

Example 1 – Participant Performance was mixed but above threshold for both goals.

	Net Income	Efficiency Ratio	Total
Performance to Target	90%	103%
Payout Percentage	76%	103.75%
Goal Weight	60%	40%	100%
Target Award	$8,400	$5,600	$14,000
Actual Award	$6,384	$5,810	$12,194

Example 2 – Participant Performance was mixed with one goal below threshold and one above.

	Net Income	Efficiency Ratio	Total
Performance to Target	85%	75%
Payout Percentage	0%	40%
Goal Weight	60%	40%	100%
Target Award	$8,400	$5,600	$14,000
Actual Award	$0	$2,240	$2,240

Example 3 – Participant Performance was at or above goal.

	Net Income	Efficiency Ratio	Total
Performance to Target	105%	100%
Payout Percentage	106.25%	100%
Goal Weight	60%	40%	100%
Target Award	$8,400	$5,600	$14,000
Actual Award	$8,925	$5,600	$14,525

Executive Short-Term Incentive Plan

When is the Incentive Paid?

■	Incentive payments are made within 60 days of the end of the Plan year.

■	The final incentive earned will be paid from general assets of the Bank.

Who Administers the Plan?

■	The Corporation CEO, under the oversight of the Board Compensation Committee, administers this Plan.

■	Annual calculation is based on a Performance period of January 1 to December 31 of each year.

■	Award calculation will be the responsibility of the Finance department subject to review by the CEO.

■	The appropriate department is responsible for calculation and tracking of actual performance versus budget / business plan targets (e.g., Finance will track Net Income).

■

The Board Compensation Committee will have the authority to adjust final awards if, in the judgment of the committee, the results attained either overstate or understate the performance of the individuals involved.

Executive Short-Term Incentive Plan

Appendix A – Incentive Schedule for all goals except NI:

Level of Target Achieved	Incentive Payout %
< 75%	0.000
75%	40.0%
76%	42.4%
77%	44.8%
78%	47.2%
79%	49.6%
80%	52.0%
81%	54.4%
82%	56.8%
83%	59.2%
84%	61.6%
85%	64.0%
86%	66.4%
87%	68.8%
88%	71.2%
89%	73.6%
90%	76.0%
91%	78.4%
92%	80.8%
93%	83.2%
94%	85.6%
95%	88.0%
96%	90.4%
97%	92.8%
98%	95.2%
99%	97.6%
100%	100.0%
101%	101.3%
102%	102.5%
103%	103.8%
104%	105.0%
105%	106.3%
106%	107.5%
107%	108.8%
108%	110.0%
109%	111.3%
110%	112.5%
111%	113.8%
112%	115.0%
113%	116.3%
114%	117.5%
115%	118.8%
116%	120.0%
117%	121.3%
118%	122.5%
119%	123.8%
120%	125.0%
>120%	125.0%

Executive Short-Term Incentive Plan

Appendix B – Incentive Schedule for Net Income Growth goal:

NOTE: The performance threshold for Net Income results is higher than for other goals.

Level of Target Achieved	Incentive Payout %
< 90%	0.000
90%	76.0%
91%	78.4%
92%	80.8%
93%	83.2%
94%	85.6%
95%	88.0%
96%	90.4%
97%	92.8%
98%	95.2%
99%	97.6%
100%	100.0%
101%	101.3%
102%	102.5%
103%	103.8%
104%	105.0%
105%	106.3%
106%	107.5%
107%	108.8%
108%	110.0%
109%	111.3%
110%	112.5%
111%	113.8%
112%	115.0%
113%	116.3%
114%	117.5%
115%	118.8%
116%	120.0%
117%	121.3%
118%	122.5%
119%	123.8%
120%	125.0%
>120%	125.0%